“Exhibit 99.1”

99¢ ONLY STORES® REPORTS TOTAL SALES OF $304.9 MILLION FOR THE FIRST QUARTER OF FISCAL 2009 ENDED JUNE 28, 2008

Primarily Due to the Easter Holiday Shift, Same-Store Sales Decreased 0.5% for the First Quarter of Fiscal 2009

Excluding the First Two Weeks of the Quarter that were Impacted by the Easter Shift, Same-Store Sales were positive 1.7% for the remaining period of the First Quarter of Fiscal 2009

COMMERCE, CA – July 9, 2008 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $304.9 million for the first quarter of fiscal 2009 ended June 28, 2008. This represents an increase of 4.1% over total sales of $293.0 million for the same quarter last year.  Retail sales for the quarter ended June 28, 2008 were $294.7 million, up 4.2% from retail sales of $282.9 million for the same quarter last year.  This year, the entire Easter holiday selling season occurred in the fourth quarter of fiscal 2008 because Easter was on March 23, 2008.  As a result, the first quarter of fiscal 2009 did not receive any benefit from the Easter holiday selling season, whereas the first quarter of fiscal 2008 included the final eight days of Easter sales because the Easter holiday was on April 8, 2007.  As the Company previously projected, this shift in the Easter holiday had a negative impact on the Company’s sales in the first quarter of fiscal 2009.

The Company's same-store sales for the first quarter ended Saturday, June 28, 2008 decreased 0.5% versus the 91-day period ended Saturday June 30, 2007.  Excluding the two weeks of the quarter that were impacted by the Easter shift, same-store sales for the remaining period of the first quarter ended Saturday June 28, 2008 were positive 1.7%.  For the first quarter of fiscal 2009, the number of overall same-store-sales transactions increased slightly by 0.2% while the average transaction size was down slightly at $9.43 compared to $9.49 for the same quarter last year.

Bargain Wholesale sales for the three months ended June 28, 2008 were $10.2 million representing a slight increase over sales of $10.1 million in the same quarter last year.

"Eric Schiffer, CEO of 99¢ Only Stores®, stated, “The trend in our sales performance in the first quarter was essentially in-line with our expectations.  As we discussed on our fourth quarter conference call, first quarter comparable store sales were challenging due to the Easter shift and the relatively difficult comparison from the first quarter last year, when our same-store sales increased by 5.2%.  Excluding the first two weeks of the quarter which were impacted by Easter sales, our same-store sales for the remainder of the quarter were 1.7%, slightly stronger than the positive 1.5% comp we experienced in the fourth quarter of 2008.  Although sales did not strengthen quite enough to meet our projection of approximately flat sales for the quarter, we are pleased with the positive trend in our transactions.”

“We continue to believe that our increased number of transactions is being driven by new customers that are discovering 99¢ Only Stores as they look for ways to save during these tough economic times.  Based on previous experience, we believe that many of these customers will continue to shop at 99¢ Only Stores, once the economy improves, as a result of our great assortment of everyday brand name products at an incredible value. Additionally, we were pleased with several recent positive television news stories which highlighted how our stores provide cash strapped consumers with a viable, lower-cost, food shopping alternative.”

I look forward to providing a more thorough update on our first quarter, as well as providing an update on our profit improvement plan, in our first quarter earnings release and related conference call on August 7, 2008.”

During the quarter ended June 28, 2008, the Company opened eight stores, including five in California, two in Texas, and one in Arizona. Gross and saleable retail square footage at the end of the first quarter were 5.90 million and 4.64 million, respectively, an increase over last year of 6.2% in both gross and retail square footage.  As of June 28, 2008, the Company had 273 stores, up 7.9% compared to 253 stores as of June 30, 2007. The Company plans to open approximately 12 additional stores during the balance of fiscal 2009, with nine in California, and one each in Texas, Arizona and Nevada.

About 99¢ Only Stores®
99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 273 extreme value retail stores with 191 in California, 48 in Texas, 23 in Arizona and 11 in Nevada, and also operates a wholesale division, Bargain Wholesale. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores, where nothing is ever over 99¢.   The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, new store openings and trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.